As filed with the Securities and Exchange Commission on May __, 2011
Registration No. 333-
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________

ENTERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1229752 (I.R.S. Employer Identification No.)

639 Loyola Avenue
New Orleans, Louisiana 70113
(Address of Principal Executive Offices) (Zip Code)
________________________________________

2011 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN
OF
ENTERGY CORPORATION AND SUBSIDIARIES
 (Full title of the plans)
________________________________________

Daniel T. Falstad
Associate General Counsel
Entergy Corporation
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X Non-accelerated filer (Do not check if a smaller reporting company)	Accelerated filer Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	5,500,000	$69.05	37,977,500	$44,092

(1)           Pursuant to Rule 416(a) under the 1933 Act, the number of shares of common stock registered hereby shall be subject to adjustment to prevent dilution by reason of a stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of common stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Entergy Corporation common stock, $.01 par value, as reported on the New York Stock Exchange on May 9, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.
.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by Entergy Corporation (the “Corporation”) and are hereby incorporated by reference into this Registration Statement:

(1)           The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 28, 2011.

(2)           The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on May 9, 2011.

(3)           The Corporation’s Current Reports on Form 8-K filed with the Commission on February 3, 2011 and May 11, 2011.

(4)           The description of the Corporation’s common stock contained in the Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on December 13, 2005 (Registration No. 333-130107).

In addition, all documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Corporation of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The Corporation’s Executive Vice President, General Counsel and Secretary, Robert D. Sloan, Esq. has passed upon the validity of the shares of common stock to be issued under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the “Plan”).  Mr. Sloan beneficially owns or has rights to acquire an aggregate of less than 0.01% of the Corporation’s common stock. Mr. Sloan is eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

The Corporation is a corporation organized under the laws of the State of Delaware.  Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Corporation’s Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.  The Restated Certificate of Incorporation further provides that the Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.  The right to indemnification conferred by the Restated Certificate of Incorporation also includes the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation also maintains insurance policies that insure its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

 Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit
Number                           Description of Exhibit

5.1	Opinion of Robert D. Sloan, dated May 11, 2011, as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robert D. Sloan (included in Exhibit 5.1)

24.1	Power of Attorney (included on p. S-1)

99.1
2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, filed as Annex A to the Corporation’s Definitive Proxy Statement filed with the Commission on March 24, 2011 and incorporated herein by reference.

Item 9.                                Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 11th day of May 2011.

ENTERGY CORPORATION

By: /s/ Robert D. Sloan.

Name: Title:	Robert D. Sloan Executive Vice President, General Counsel and Secretary

KNOW ALL MEN, that each person whose signature appears immediately below constitutes and appoints Theodore H. Bunting, Jr., Robert D. Sloan and Daniel T. Falstad, and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

/s/ J. Wayne Leonard J. Wayne Leonard (Principal Executive Officer)	Chairman of the Board, Chief Executive Officer and Director	May 11, 2011

/s/ Leo P. Denault Leo P. Denault (Principal Financial Officer)	Executive Vice President and Chief Financial Officer	May 11, 2011

/s/ Theodore H. Bunting, Jr. Theodore H. Bunting, Jr. (Principal Accounting Officer)	Senior Vice President and Chief Accounting Officer	May 11, 2011

/s/ Maureen S. Bateman Maureen S. Bateman	Director	May 11, 2011

/s/ Gary W. Edwards Gary W. Edwards	Director	May 11, 2011

/s/ Alexis M. Herman Alexis M. Herman	Director	May 11, 2011

/s/ Donald C. Hintz Donald C. Hintz	Director	May 11, 2011

/s/ Stuart L. Levenick Stuart L. Levenick	Director	May 11, 2011

/s/ Blanche L. Lincoln Blanche Lambert Lincoln	Director	May 11, 2011

/s/ Stewart C. Myers Stewart C. Myers	Director	May 11, 2011

/s/ William A. Percy, II William A. Percy, II	Director	May 11, 2011

/s/ William J. Tauzin W.J. Tauzin	Director	May 11, 2011

/s/ Steven V. Wilkinson Steven V. Wilkinson	Director	May 11, 2011

EXHIBIT INDEX

Exhibit
Number                           Description of Exhibit

5.1	Opinion of Robert D. Sloan, dated May 11, 2011, as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robert D. Sloan (included in Exhibit 5.1)

24.1	Power of Attorney (included on p. S-1)

99.1
2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, filed as Annex A to the Corporation’s Definitive Proxy Statement filed with the Commission on March 24, 2011 and incorporated herein by reference.